Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and between
CONSTELLATION ENERGY GROUP, INC.
and
MIDAMERICAN ENERGY HOLDINGS COMPANY
September 19, 2008

Page
8.4 Severability	13
8.5 Governing Law	13
8.6 Waiver	13
8.7 Expenses	14
8.8 Successors and Assigns	14
8.9 Third Parties	14
8.10 Counterparts	14
8.11 Entire Agreement; Amendments	14
8.12 Survival	14
8.13 Representation by Counsel; Mutual Drafting	14

Exhibits
Exhibit A	Form of 14% Senior Note
Exhibit B	Investor Rights Agreement
Exhibit C	Merger Agreement
Exhibit D	Articles Supplementary

iii

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT, dated as of September 19, 2008 (this “Agreement”), by and between CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Company”), and MIDAMERICAN ENERGY HOLDINGS COMPANY, an Iowa corporation (the “Purchaser”).
     WHEREAS, the Company has authorized the issuance of up to 10,000 shares of its Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which shares are, or will be upon issuance, convertible into (i) authorized but unissued shares of common stock, without par value, of the Company (the “Common Stock”) and (ii) one or more 14% Senior Unsecured Notes of the Company, containing the same terms and conditions, as set forth in the form of note attached hereto as Exhibit A (the “14% Senior Notes”).
     WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, as an investment in the Company, shares of Preferred Stock, subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “14% Senior Notes” shall have the meaning set forth in the recitals.
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.
     “Board of Directors” means the Board of Directors of the Company.
     “Business Day” means any day other than the days on which banks in New York, New York or Baltimore, Maryland are required or authorized to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in the recitals.
     “Company Options” means outstanding options to acquire shares of Common Stock from the Company granted to employees of the Company under the Company Stock Plans or otherwise.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “FERC” means the Federal Energy Regulatory Commission.
     “Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal, or any self-regulatory organization.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Investor Rights Agreement” means the Investor Rights Agreement dated as of the Closing Date, by and among the Company and the Purchaser, in substantially the form attached hereto as Exhibit B.
     “Law” means applicable statutes, common law, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.
     “Material Adverse Effect” means any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company, the Company Subsidiaries or the Company Joint Ventures (as defined in the Merger Agreement) taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include (i) any such effect relating to or resulting from general changes in the nuclear, electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (ii) any such effect resulting from changes in Law or GAAP (as defined in the Merger Agreement), other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect resulting from changes in financial markets or general economic conditions, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, and (iv) any such effect resulting from the announcement of the execution of the Merger Agreement (except to the extent that the Company has made an express representation with respect to the effect of such execution on the Company and the Company Subsidiaries and the Company Joint Ventures), including any such change resulting therefrom in the market value of the Company Common Stock; provided, however, that, notwithstanding any provision of this sentence to the contrary, (x) the occurrence of an Insolvency Event (as defined in the Merger Agreement) in respect of the Company or any Company Subsidiary (as defined in the Merger Agreement) or Company Joint Venture or (y) any event, change, occurrence or development that is reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, shall be deemed to cause a Material Adverse Effect. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Company or any Company Subsidiary or any Company Joint Venture shall mean the actual knowledge of the Company officers listed on Section 4.1 of the Company

Disclosure Letter (as defined in the Merger Agreement) as would have been acquired in the prudent exercise of their duties..
     “Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof, by and among the Company, the Purchaser and Merger Sub, attached hereto as Exhibit C.
     “Merger Sub” means MEHC Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of the Purchaser.
     “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
     “Securities” shall mean the Preferred Stock, the Common Stock and the 14% Senior Notes.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
     “Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).
     “Transaction Agreements” shall mean this Agreement and the Investor Rights Agreement.
     2. Authorization, Purchase and Sale of Stock.
          2.1 Authorization. The Company has or, on or before the Closing Date, will have (i) authorized and created a series of its preferred stock consisting of 10,000 shares of Preferred Stock, par value $0.01 per share, designated as its “Series A Convertible Preferred Stock,” (ii) authorized the issuance of the 14% Senior Notes upon conversion of the Preferred Stock and (iii) authorized the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock. The terms, limitations and relative rights and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Preferred Stock are set forth in the Articles Supplementary of the Company, a copy of which is attached hereto as Exhibit D (the “Articles Supplementary”), which will be filed by the Company on or before the Closing Date with the Maryland State Department of Assessments and Taxation.
          2.2 Purchase and Sale of the Preferred Stock. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 10,000 shares of Preferred Stock (the “Investment”) at a purchase price of $100,000 per share.
          2.3 Closing. The closing of the purchase and sale of the Preferred Stock (the “Closing”) shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh

Avenue, New York, New York 10019 or (ii) at such other place and at such date and time as the Company and the Purchaser may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no later than the first (1st) Business Day after the day on which the last condition set forth in Section 6 is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions). At the Closing, the Company shall deliver to the Purchaser certificates representing the shares of Preferred Stock against payment by the Purchaser of $1,000,000,000 by wire transfer of immediately available United States funds to the Company (the “Purchase Price”).
     3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:
          3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.
          3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, without par value (the “Company Common Stock”), and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on, September 17, 2008, (A) 178,425,915 shares of Company Common Stock were issued and outstanding, of which 866,625 shares were subject to future vesting requirements or risk of forfeiture back to the Company or a right of repurchase by the Company (collectively, “Company Restricted Stock”) and (B) 7,866,057 shares of Company Common Stock were reserved and available for issuance pursuant to the 2002 Senior Management Long-Term Incentive Plan, Executive Long-Term Incentive Plan, Management Long-Term Incentive Plan, the 1995 Long-Term Incentive Plan and the 2007 Long Term Incentive Plan (such plans, collectively, the “Company Stock Plans”), of which 6,821,218 shares were subject to outstanding options to purchase shares of Company Common Stock with a weighted average exercise price of $62.69 per share (such outstanding options, together with any options to purchase shares of Company Common Stock granted after September 17, 2008, under the Company Stock Plans, the “Company Employee Stock Options”), and 270,052 shares of Company Common Stock were subject to restricted stock unit awards granted under the Company Stock Plans (such unit awards, together with any other restricted stock unit awards granted after September 17, 2008, the “Company Restricted Units”)
          (b) No shares of capital stock or other voting securities or Equity Interests (as defined in the Merger Agreement) of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (A) except as set forth in Section 3.2(a), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company

Common Stock or other rights that are linked to the value of Company Common Stock issued or granted by the Company or any of the Company Subsidiaries or Company Joint Ventures to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries or Company Joint Ventures and (B) no shares of Company Restricted Stock or Company Restricted Units were subject to performance-based vesting criteria. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Company Employee Stock Options and the vesting of Company Performance Units (as defined in the Merger Agreement) and Company Restricted Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Maryland General Corporation Law, as amended, the articles of incorporation of the Company as in effect from time to time, the by-laws of the Company as in effect from time to time, or any contract to which the Company is a party or otherwise bound. During the period from September 17, 2008, to the date of this Agreement, there have been no issuances, reservations for issuance or grants by the Company or any of the Company Subsidiaries or Company Joint Ventures of any shares of capital stock (including Company Restricted Stock) or other voting securities or Equity Interests of the Company (other than issuances or grants of shares of Company Common Stock pursuant to (i) the Company Shareholder Investment Plan and (ii) the Company Employee Savings Plan, the Company Represented Employee Savings Plan for Nine Mile Point and the Company Non-Represented Employee Savings Plan for Nine Mile Point in the ordinary course of business consistent with past practice and (iii) the exercise of Company Employee Stock Options outstanding on September 17, 2008, as required by their terms as in effect on September 17, 2008).
          (c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries or Joint Ventures having the right to vote on any matters on which holders of capital stock or other Equity Interests of the Company or any of the Company Subsidiaries or Joint Ventures may vote (“Company Voting Debt”).
          (d) Except as set forth in Section 4.3(d) of the Company Disclosure Letter, as of the date of this Agreement, there are (A) no options, warrants, calls, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries or the Company Joint Ventures to issue, deliver or sell, or cause to be issued, delivered or sold, (1) shares of capital stock or other voting securities or Equity Interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other voting securities or Equity Interests of, the Company or any of the Company Subsidiaries or the Company Joint Ventures or (2) any Company Voting Debt and (B) no other rights the value of which is in any way based on or derived from, or that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries or the Company Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or the Company Joint Ventures.
          (e) None of the Company nor any of the Company Subsidiaries or the Company Joint Ventures is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries or the Company Joint Ventures.
          3.3 Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Preferred Stock, and the filing of the Articles Supplementary, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby, including the issuance of the Common Stock and the 14% Senior Notes upon the conversion of the Preferred Stock (the “Transactions”), has been taken. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the Transactions do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes the legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Board of Directors has taken all action necessary to render inapplicable, as it relates to Purchaser and its controlled Affiliates, the provisions of the Maryland Business Combination Act. At or prior to the Closing, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Preferred Stock.
          3.4 Valid Issuance. The Preferred Stock being purchased by the Purchaser pursuant to this Agreement will, upon issuance pursuant to the terms of this Agreement and upon payment therefor, be duly authorized, validly issued, fully paid and non-assessable, free and clear of preemptive or similar rights. Upon their issuance in accordance with the terms of the Preferred Stock, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable, free and clear of preemptive or similar rights and the 14% Senior Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Subject to the accuracy of the representations made by the Purchaser in Section 4, the Preferred Stock will be issued to the Purchaser in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act. As of the date hereof, the Company is eligible to file a registration statement on Form S-3 under the Securities Act and is current in its filings with the SEC under Section 13(a) of the Exchange Act.

          3.5 No Conflict. No material consent, approval, order or authorization from any Person (other than the Purchaser and its Affiliates) or Governmental Authority that has not been obtained is required for the (i) execution, delivery and performance of this Agreement by the Company, (ii) the issuance of the Preferred Stock, (iii) except with respect to any approvals or clearance required by the FERC or under the HSR Act, the issuance of the shares of Common Stock upon conversion of the Preferred Stock, or (iv) the issuance of the 14% Senior Notes. The execution, delivery and performance of the Transaction Agreements by the Company and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the charter or bylaws of the Company or (ii) conflict with or violate any applicable Law, other than, in the case of (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.6 Preference. The Company has no authorized or outstanding class of securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Preferred Stock.
          3.7 No Manipulation of Stock. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.
          3.8 General Solicitation; No Integration. Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) of investors with respect to offers or sales of the Preferred Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Preferred Stock sold pursuant to this Agreement.
          3.9 No Regulatory Approvals. Except with respect to any approvals or clearance required by the FERC or under the HSR Act in connection with the issuance of the shares of Common Stock upon conversion of the Preferred Stock, there are no regulatory approvals or consents required for the authorization of the Preferred Stock, and the filing of the Articles Supplementary, the issuance of the Common Stock and the 14% Senior Notes upon conversion of the Preferred Stock, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby.
     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:
          4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Iowa and has the requisite power and authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it will be a party and to perform each of its obligations hereunder and thereunder.

          4.2 Authorization. All corporate, member or partnership action on the part of the Purchaser or its stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the Transactions has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          4.3 No Conflict. No material consent, approval, order or authorization of any third party is required for the execution, delivery and performance of this Agreement by the Purchaser. The execution, delivery and performance of the Transaction Agreements by the Purchaser and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational documents of the Purchaser or (ii) conflict with or violate any applicable Law, other than, in the case of (ii) above, as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements.
          4.4 Purchase Entirely for Own Account. The Purchaser is acquiring the Preferred Stock for its own account and not with a view to, or for sale in connection with, any distribution of the Preferred Stock in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Preferred Stock.
          4.5 Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Preferred Stock for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
          4.6 Securities Not Registered. The Purchaser understands that the Preferred Stock has not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Preferred Stock must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

          5. Covenants.
          5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, licenses, consents, certificates, registrations, approvals or other permits of any Governmental Authority or orders from all Governmental Authorities or other Persons; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Transactions under any contract.
          5.2 Interim Actions. If during the period between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated, the Company takes any action that, had the Preferred Stock been outstanding at such time, (i) would have resulted in a distribution or payment to the holders of the Preferred Stock, (ii) would, or together with other like events could, have resulted in any adjustments to the terms of the Preferred Stock, including the Conversion Share Amount (as defined in the Articles Supplementary), or (iii) would have required the prior approval of or consent by the holders of the Preferred Stock, then the taking of any such action by the Company shall require the approval of the Purchaser.
     5.3 Payments. All payments made to the Purchaser in connection with the 14% Senior Notes, the Common Stock or the Preferred Stock shall be made by wire transfer of immediately available United States funds.
     6. Conditions Precedent.
          6.1 Conditions to the Obligations of Each Party. The obligations of the Company and the Purchaser to consummate the purchase and sale of the Preferred Stock at the Closing are subject to the satisfaction or waiver of the following conditions:
          (a) All regulatory approvals, if any, required in connection with the purchase and sale of the Preferred Stock or the issuance of the shares of Common Stock and 14% Senior Notes upon conversion of the Preferred Stock shall have been obtained, except with respect to any approvals or clearance required by the FERC or under the HSR Act in connection with the issuance of the shares of Common Stock upon conversion of the Preferred Stock.
          (b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Investment (provided, that prior to asserting this condition, the party asserting this condition shall have used its best efforts (in the manner contemplated by Section 5.1) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).
          (c) The Investor Rights Agreement shall be in full force and effect.

          (d) The Merger Agreement shall be in full force and effect.
          6.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the sale of the Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:
          (a) The representations and warranties contained herein of the Purchaser shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, as of the date hereof and as of the Closing Date has not had, and would not be reasonably likely to have an effect on the Purchaser that will, or would reasonably be expected to, materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.
          (b) The Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.
          6.3 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the sale of the Preferred Stock to the Purchaser at the Closing is subject to the satisfaction or waiver of the following further conditions:
          (a) The representations and warranties of the Company (i) set forth in Sections 3.2(a), 3.4 and 3.6 shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and (ii) set forth in Article III, other than in Sections 3.2(a), 3.4 and 3.6, shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to qualifications as to materiality or Material Adverse Effect contained therein), except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that such representations and warranties made as of a specific date need only be true and correct (subject to the qualifications set forth above) as of such date only.
          (b) As of the date hereof, the Company is able to deliver the certificate contemplated by Section 8.2(b) of the Merger Agreement assuming for the purposes of this Section 6.3(b) that the closing of the Merger (as defined in the Merger Agreement) occurred on the Closing Date.
          (c) The Articles Supplementary shall have been filed by the Company with, and accepted for record by, the State Department of Assessments and Taxation of Maryland, and satisfactory evidence of such filing and acceptance for record shall have been delivered to the Purchaser.

          (d) The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Closing.
          (e) Purchaser shall have received fully executed copies of all of the waivers contemplated by Section 8.2(j) of the Merger Agreement.
          (f) There shall not have been any Material Adverse Effect since the date hereof.
     7. Termination.
          7.1 Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time before the Closing:
          (a) by mutual consent of the Company and the Purchaser;
          (b) by either the Company, on the one hand, or the Purchaser, on the other hand, if:
          (i) the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on September 24, 2008 and the party or parties seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its or their obligations under this Agreement;
          (ii) any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or
          (iii) the Merger Agreement is terminated.
          7.2 Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchaser, or their directors, officers, agents or stockholders, with respect to this Agreement, other than in respect of willful breach.
          8. Miscellaneous Provisions.
          8.1 Public Statements or Releases. Purchaser and the Company will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to this letter agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or the rules of a national securities exchange. In the event that any party concludes that it is required by law or relevant stock exchange rules to make a public statement with respect to this letter agreement or the transactions contemplated herby or make any public filing with respect thereto, including any filing with the Securities and Exchange Commission, such party will immediately provide to the other parties hereto for review a copy of any such press release, statement or filing, and will not issue any such press release, or make any such public statement or filing, prior to such consultation and review, unless required by applicable law or the rules of a national securities exchange.
          8.2 Interpretation. Section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrase “the date of this Agreement,” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined in this Agreement will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party must be agreed to in writing by such party unless otherwise indicated in this Agreement. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).
          8.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:
(a) if to the Company, to:

Constellation Energy Group, Inc.
750 E. Pratt Street
Baltimore, Maryland 21202
Attention: Charles Berardesco
Fax: (410) 470-5741
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Attention:   George Stamas
                    Mark Director
Fax: (202) 879-5200
(b) if to the Purchaser, to:
MidAmerican Energy Holdings Company
1111 South 103rd Street
Omaha, NE 68124
Attention: Douglas L. Anderson
Fax: (402) 231-1658

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Peter Hanlon
Fax: (212) 728-8111
or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.3.
          8.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.
          8.5 Governing Law.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.
          8.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          8.7 Expenses. Each of the Company and the Purchaser shall be responsible for their own expenses incurred in connection with the Investment and the other transactions contemplated by the Transaction Agreements.
          8.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), provided, however, that the Purchaser may assign any of its rights, interests and obligations hereunder to an Affiliate, provided that the Purchaser may not assign any of its rights, interests and obligations hereunder to an Affiliate if such assignment would, or would reasonably be expected to, materially delay or hinder the ability of the Purchaser to perform its obligations under Section 2.2 hereto, and provided further that no such assignment shall relieve the Purchaser from any of its agreements and obligations hereunder.
          8.9 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any third party beneficiary to this Agreement or any other Transaction Agreement.
          8.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          8.11 Entire Agreement; Amendments. This Agreement, the Investor Rights Agreement and the Merger Agreement, constitute the entire agreement between the parties respecting the subject matter of this Agreement and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed by the parties.
          8.12 Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement; provided, however, that in the event the Closing occurs, the representations and warranties in Section 3.1, 3.3, 3.4 and 3.5 shall survive and remain in effect until the earlier of (i) the redemption by the Company of all outstanding shares of Preferred Stock and (ii) the issuance of the shares of Common Stock and 14% Senior Notes issuable upon conversion of the Preferred Stock.
          8.13 Representation by Counsel; Mutual Drafting. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
* * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:	/s/ Mayo A. Shattuck III
	Name:	Mayo A. Shattuck III
	Title:	Chairman, President and Chief Executive Officer

MIDAMERICAN ENERGY HOLDINGS COMPANY
By:	/s/ Gregory E. Abel
	Name:	Gregory E. Abel
	Title:	President and Chief Executive Officer

EXHIBIT A
FORM OF 14% SENIOR NOTE

EXHIBIT B
INVESTOR RIGHTS AGREEMENT

EXHIBIT C
MERGER AGREEMENT

EXHIBIT D
ARTICLES SUPPLEMENTARY